Exhibit 99.1
Investor Contact:
Stephen J. Mock
Media Contact:
Peter Wolf
Par Pharmaceutical Companies, Inc.
(201) 802-4000
PAR PHARMACEUTICAL NAMES GERARD A. MARTINO EVP AND COO,
VERONICA A. LUBATKIN EVP AND CFO
Woodcliff Lake, N.J., June 7, 2007 — Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced that Gerard A. Martino has been named executive vice president and chief operating officer and that Veronica A. Lubatkin has been named executive vice president and chief financial officer.
Patrick G. LePore, president and chief executive officer, said: “Jerry’s and Veronica’s appointments reflect their outstanding management and team-building abilities, and further strengthen Par’s organization and senior leadership team.”
In his new role, Mr. Martino will oversee manufacturing, supply chain operations, pharmaceutical research and development, quality assurance and quality control, finance, human resources and corporate affairs. Mr. Martino has more than 13 years’ experience in the pharmaceutical industry in various management roles of increasing responsibility. A graduate of Montclair State University, he is a certified public accountant, having begun his career in 1984 with Deloitte & Touche.
Ms. Lubatkin, who was appointed a corporate officer by Par’s board of directors, succeeds Mr. Martino as chief financial officer. She joined the company a year ago as vice president, controller. She began her career with Arthur Anderson in 1985 and has held increasingly responsible positions within pharmaceutical industry finance organizations for the past 14 years. A graduate of Pace University, she is a certified public accountant.
About Par
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.
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